Exhibit 99.1

News Release

Contacts:	Media Kevin Heine + 1 212 635 1569 kevin.heine@bnymellon.com	Analysts Andy Clark +1 212 635 1803 andy.clark@bnymellon.com

BNY Mellon Increases Quarterly Common Stock Dividend by 15 Percent

NEW YORK, April 9, 2013 — BNY Mellon, the global leader in investment management and investment services, today announced that its board of directors has approved a 15 percent increase in its quarterly common stock dividend, from $0.13 per share to $0.15 per share. This increased quarterly common stock dividend is payable on May 7, 2013 to shareholders of record as of the close of business on April 29, 2013.

The dividend increase and the previously announced common stock share repurchase of up to $1.35 billion were part of the company’s 2013 capital plan submitted to the Federal Reserve.

“We are pleased that our business model generates significant capital and enables us to increase our dividend,” said Gerald L. Hassell, BNY Mellon chairman and chief executive officer.

BNY Mellon also declared these preferred stock dividends for the dividend period ending in June 2013:

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$1,022.22 per share on the Series A Noncumulative Perpetual Preferred Stock, liquidation preference $100,000 per share (equivalent to approximately $10.22 per Normal Preferred Capital Security of Mellon Capital IV, each representing 1/100th interest in a share of Series A Preferred Stock), payable on June 20, 2013 to holders of record as of the close of business on June 5, 2013. All of the outstanding shares of the Series A Preferred Stock are owned by Mellon Capital IV, which will pass through the June dividend on the Series A Preferred Stock on a proportionate basis to the holders of record, as of the close of business on June 5, 2013, of its Normal Preferred Capital Securities.

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$1,300 per share on the Series C Noncumulative Perpetual Preferred Stock, liquidation preference $100,000 per share (equivalent to approximately $0.33 per depositary share, each representing a 1/4,000th interest in a share of the Series C Preferred Stock), payable on June 20, 2013 to holders of record as of the close of business on June 5, 2013. All of the outstanding shares of the Series C Preferred Stock are held by the depositary of the depositary shares, which will pass through the June dividend on the Series C Preferred Stock on a proportionate basis to the holders of record, as of the close of business on June 5, 2013, of the depositary shares.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 36 countries and more than 100 markets. As of December 31, 2012, BNY Mellon had $26.2 trillion in assets under custody and/or administration, and $1.4 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

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News Release

The information presented in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, BNY Mellon’s dividends and share repurchase plans. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2012 and BNY Mellon’s other filings with the Securities and Exchange Commission. All statements in this press release speak only as of April 9, 2013, and BNY Mellon undertakes no obligation to update any statement to reflect events or circumstances after April 9, 2013 or to reflect the occurrence of unanticipated events.